EXHIBIT 10.3
EXHIBIT E

Amended Pledge and Security Agreement

(Attached)

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Exhibit E to Amendment No. 2, dated as of July 31, 2025
PLEDGE AND SECURITY AGREEMENT

dated as of May 16, 2024

among

EACH OF THE GRANTORS PARTY HERETO

and
TRUIST BANK,

as Collateral Agent

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Table of Contents
Page
SECTION 1.    DEFINITIONS    1
1.1    General Definitions    1
1.2    Definitions; Interpretation    7
SECTION 2.    GRANT OF SECURITY    8
2.1    Grant of Security    8
2.2    Certain Limited Exclusions    8
SECTION 3.    SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE    10
3.1    Security for Obligations    10
3.2    Continuing Liability Under Collateral    10
SECTION 4.    REPRESENTATIONS AND WARRANTIES AND COVENANTS    10
4.1    Generally    10
4.2    [Intentionally Reserved]    12
4.3    Receivables    12
4.4    Investment Related Property    14
4.5    [Intentionally Reserved]    19
4.6    Letter of Credit Rights    19
4.7    Intellectual Property    19
4.8    Commercial Tort Claims    22
SECTION 5.    ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS    22
5.1    [Intentionally Reserved]    22
5.2    Further Assurances    22
5.3    Additional Grantors    23
5.4    Schedules    24
SECTION 6.    COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT    24
6.1    Power of Attorney    24
6.2    No Duty on the Part of Collateral Agent or Secured Parties    26
6.3    PROXY    26
SECTION 7.    REMEDIES    27
7.1    Generally    27
7.2    Application of Proceeds    28
7.3    Sales on Credit    28
7.4    [Intentionally Reserved]    29
7.5    Investment Related Property    29
7.6    Intellectual Property    29
7.7    Cash Proceeds    30
SECTION 8.    AGENT    30
SECTION 9.    CONTINUING SECURITY INTEREST; TRANSFER OF LOANS    30
SECTION 10.    STANDARD OF CARE    31
SECTION 11.    REINSTATEMENT    31
SECTION 12.    INDEMNITY AND EXPENSES    31

(i)

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SECTION 13.    MISCELLANEOUS    32

(ii)

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Schedules to Pledge and Security Agreement
SCHEDULE 4.1— GENERAL INFORMATION
SCHEDULE 4.2— INTENTIONALLY RESERVED
SCHEDULE 4.4— INVESTMENT RELATED PROPERTY
SCHEDULE 4.6— DESCRIPTION OF LETTERS OF CREDIT
SCHEDULE 4.7— INTELLECTUAL PROPERTY MATTERS
SCHEDULE 4.8— COMMERCIAL TORT CLAIMS
Exhibits to Pledge and Security Agreement
EXHIBIT A— PLEDGE SUPPLEMENT
EXHIBIT B— UNCERTIFICATED SECURITIES CONTROL AGREEMENT

(iii)

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Table of Contents
Page
This PLEDGE AND SECURITY AGREEMENT, dated as of May 16, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among EACH OF THE UNDERSIGNED (each, a “Grantor” and, together with any other entity that becomes a Grantor hereunder pursuant to Section 5.3 hereof, the “Grantors”), and TRUIST BANK (“Truist”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).
RECITALS:
WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PRIORITY HOLDINGS, LLC, a Delaware limited liability company (the “Initial Borrower and, together with any other existing or subsequently acquired or organized wholly-owned domestic Restricted Subsidiary of the Initial Borrower that becomes an Additional Borrower in accordance with the terms of the Credit Agreement, the “Borrowers”, and each individually, a “Borrower”), the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time and TRUIST BANK, as Administrative Agent, Collateral Agent, an Issuing Bank and the Swing Line Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement;
WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Secured Interest Rate Agreements or Cash Management Agreements with one or more Lender Counterparties and/or Cash Management Banks, as applicable; and
WHEREAS, in consideration of the extensions of credit and other accommodations of the Secured Parties as set forth in the Credit Agreement, the Secured Interest Rate Agreements or the Cash Management Agreements, as applicable, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents, the Secured Interest Rate Agreements and the Cash Management Agreements entered into with one or more Secured Parties as set forth herein.
NOW, THEREFORE, in consideration of the premises, the agreements, provisions and covenants herein contained, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, each Grantor and Collateral Agent agree as follows:
SECTION 1.    DEFINITIONS.
1.1    General Definitions. In this Agreement, the following terms shall have the following meanings:
“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.
“Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.
“Additional Grantors” shall have the meaning assigned in Section 5.3.
“Agreement” shall have the meaning set forth in the preamble.
“Cash Proceeds” shall have the meaning assigned in Section 7.7.

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“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.
“Collateral” shall have the meaning assigned in Section 2.1.
“Collateral Agent” shall have the meaning set forth in the preamble.
“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, Software, computer printouts, tapes, disks and related data processing Software and similar items owned by a Grantor (or in which a Grantor has rights) that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.8 (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4).
“Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Commodities Accounts” (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4).
“Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights, other than off-the-shelf software and software subject to shrink-wrap, click-wrap and other generally commercially available licenses (whether any Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(B) (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4), provided that “Copyright Licenses” shall not include any Excluded Assets.
“Copyrights” shall mean all United States copyrights (including community designs), including but not limited to copyrights in Software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.7(A) (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit, provided that “Copyrights” shall not include any Excluded Assets.
“Credit Agreement” shall have the meaning set forth in the recitals.
“Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Deposit Accounts” (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4).
“Documents” shall mean all “documents” as defined in Article 9 of the UCC.
“Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment,

furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.
“Excluded Accounts” shall mean, collectively, (i) each Deposit Account that serves solely as a designated payroll, withholding tax, insurance trust, escrow or other fiduciary trust account maintained by a Grantor so long as such account holds, as applicable, only the funds necessary to pay the accrued payroll, employee benefit, tax or insurance obligations of such Grantor or funds required by any applicable law or any Contractual Obligations to be held in trust or in escrow; (ii) each Deposit Account that solely holds Cash and Cash Equivalents securing letters of credit or Interest Rate Agreements permitted under Section 6.02(r) or 6.02(s) of the Credit Agreement; (iii) each Deposit Account maintained by any Grantor solely to hold funds (A) for the purpose of honoring payment instruments, customer fund transfers, stored value obligations, and other regulated outstanding liabilities (including any outstanding liabilities that would be regulated but for an exemption to a state's money transmission law or the absence of an applicable money transmission law) in the ordinary course of business in engaging in any activity as a regulated or exempt money transmitter, (B) for Merchant reserves or otherwise held in trust for the benefit of Merchants (including any funds in a Reserve Funds Account), and amounts constituting reserves and/or segregated amounts held by a Processor which may be subject to offset under any Processor Agreement and/or (C) in an agency capacity for the purpose of processing third party payments in the ordinary course of business and (iv) any other Deposit Account that has (and will continue to have) a maximum average monthly balance that does not exceed $1,500,000 (provided that the aggregate amount of all funds in all such accounts deemed Excluded Accounts by operation of this clause (iv) at any time shall not exceed $5,000,000).
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Capital Stock” shall mean, at any time, (i) in excess of 65% of voting Capital Stock in respect of (A) any Domestic Holding Company and (B) any Foreign Subsidiary that is a CFC, (ii) any Capital Stock of any Unrestricted Subsidiary (until such time, if at all, as such Unrestricted Subsidiary becomes a Restricted Subsidiary in accordance with the Credit Agreement), (iii) any Capital Stock if, to the extent and for so long as the pledge of such Capital Stock hereunder is prohibited or restricted by any applicable law (other than to the extent such prohibition would be rendered ineffective under the UCC or other applicable law), (iv) any Capital Stock in joint ventures and non-wholly owned Restricted Subsidiaries (including, without limitation, Permitted Joint Ventures, but excluding the portion of the Capital Stock of Designated Restricted Subsidiaries held by a Grantor) to the extent that and for so long as, a pledge of such Capital Stock hereunder is prohibited or restricted by any applicable shareholder agreement, organizational document, joint venture document or other contractual arrangement thereto (or would otherwise require consent of any other Person (other than the consent of the Borrower Representative or any its Subsidiaries (unless such consent has already been obtained)), (v) any Capital Stock in any Immaterial Subsidiaries (other than any Guarantor), and (vi) any Capital Stock in any captive insurance Subsidiary, a not-for-profit entity or any Receivables Subsidiary.
“General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).
“Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).
“Grantors” shall have the meaning set forth in the preamble.
“Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether Collateral Agent is the loss payee thereof).
“Intellectual Property” shall mean, collectively, the Copyrights, the Patents, the Trademarks and the Trade Secrets.
“Intellectual Property Licenses” shall mean the Copyright Licenses, the Patent Licenses, the Trademark Licenses, and the Trade Secret Licenses.
“Inventory” shall mean (i) all “inventory” as defined in Article 9 of the UCC; (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; (iii) all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind, but only to the extent of such Grantor’s interest in such goods; and (iv) all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods other than a computer program embedded consisting solely of the medium in which the program is embedded and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).
“Investment Accounts” shall mean the Securities Accounts and Commodities Accounts.
“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit; provided, that “Investment Related Property” shall not include any Excluded Asset.
“Lender” shall have the meaning set forth in the recitals.
“Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.
“Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether any Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(D) (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4), provided that “Patent Licenses” shall not include any Excluded Assets.
“Patents” shall mean all United States patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each issued patent and patent application referred to in Schedule 4.7(C) hereto (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof and (vi) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit, provided that “Patents “ shall not include any Excluded Assets.
“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.
“Pledged Debt” shall mean all Indebtedness for borrowed money owed to any Grantor, including, without limitation, all Indebtedness described on Schedule 4.4(A) under the heading “Pledged Debt” (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4), issued by the obligors named therein, the Instruments evidencing such Indebtedness, and all interest, cash, Instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness, in all cases other than any Excluded Asset.
“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.
“Pledged LLC Interests” shall mean all interests in any limited liability company owned by any Grantor, including, without limitation, all limited liability company interests listed on Schedule 4.4(A) under the heading “Pledged LLC Interests” (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) and the certificates, instruments and agreements, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests, in all cases other than any Excluded Asset.
“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership owned by any Grantor including, without limitation, all partnership interests listed on Schedule 4.4(A) under the heading “Pledged Partnership Interests” (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) and the certificates, instruments and agreements, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests, in all cases other than any Excluded Asset.
“Pledged Stock” shall mean all shares of capital stock owned by any Grantor, including, without limitation, all shares of capital stock described on Schedule 4.4(A) under the heading “Pledged Stock” (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, in all cases other than any Excluded Asset.
“Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust owned by any Grantor including, without limitation, all trust interests listed on Schedule 4.4(A) under the heading “Pledged Trust Interests” (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests, in all cases other than any Excluded Asset.
“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.
“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel

Paper, Instrument, General Intangible or Investment Related Property, together with all of any Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.
“Receivable Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of any Grantor or any computer bureau or agent from time to time acting for any Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration offices, (iv) all credit information, reports and memoranda relating thereto and (v) all other forms of information related in any way to the foregoing or any Receivable.
“Record” shall mean “record” as defined in Article 9 of the UCC.
“Secured Obligations” shall have the meaning assigned in Section 3.1.
“Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(A) under the heading “Securities Accounts” (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4).
“Software” shall mean computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York and computer programs that may be construed as included in the definition of “goods” in the Uniform Commercial Code as in effect on the date hereof in the State of New York, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.
“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.
“Termination Date” shall mean the date on which the Secured Obligations have been Paid in Full and the Commitments have been cancelled or terminated.
“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether any Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(F) (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4), provided that “Trademark Licenses” shall not include any Excluded Assets.
“Trademarks” shall mean all United States trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to: the registrations and applications referred to in Schedule 4.7(E) (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4), all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit, provided that “Trademarks” shall not include any Excluded Assets.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether any Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(G) (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4), provided that “Trade Secret Licenses” shall not include any Excluded Assets
“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit, provided that “Trade Secrets” shall not include any Excluded Assets
1.2    Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement or, if not defined therein, in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to sections, exhibits and schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between the terms or provisions of this Agreement and the terms and provisions of the Credit Agreement, the terms and provisions of the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC. All other rules of interpretation under Section 1.03 of the Credit Agreement are hereby incorporated by reference as if fully set forth herein.
SECTION 2.    GRANT OF SECURITY.
2.1    Grant of Security. As security for the payment and performance in full of all of the Secured Obligations, each Grantor hereby pledges, collaterally assigns and grants to Collateral Agent, for the benefit of Secured Parties, a First Priority security interest in and continuing Lien on all of such Grantor’s right, title and interest in, to and under all of the following personal property of such Grantor (other than Excluded Assets, and subject to the limitations in Section 2.2), in each case, whether now owned or existing or hereafter acquired or arising and wherever located (all of which are hereinafter collectively referred to as the “Collateral”):
(a)    Accounts;

(b)    Chattel Paper;
(c)    Documents;
(d)    General Intangibles;
(e)    Equipment, Inventory, Goods and Fixtures;
(f)    Instruments;
(g)    Insurance;
(h)    Intellectual Property and Intellectual Property Licenses;
(i)    Software;
(j)    Investment Related Property;
(k)    Deposit Accounts;
(l)    Letter of Credit Rights;
(m)    Money;
(n)    Receivables and Receivable Records;
(o)    Commercial Tort Claims;
(p)    the Processor Agreements and the Merchant Agreements;
(q)    to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and
(r)    to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
2.2    Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.1 hereof attach to (and the term “Collateral” shall not include, and no Grantor is pledging, nor granting a security interest hereunder in) any of such Grantor’s right, title or interest in any of the following (collectively, the “Excluded Assets”): (i) (x) any leasehold interest in real property and (y) any fee interest in owned real property with a fair market value below $10,000,000, (ii) any lease, instrument, license, contract, property rights or agreement to which any Grantor is a party or any of its right, title or interest thereunder, or any property or asset subject thereto, in each case, if and for so long as the creation or grant of such security interest (a) shall constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein, (b) is prohibited by, or would violate, any applicable law of any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code)) or (c) shall constitute or result in a breach or termination (or right of termination) in favor of any party thereto (other than the Initial Borrower or any Restricted Subsidiary thereof) pursuant to the terms of, or a default under or otherwise require consent under (other than by the Initial Borrower or any Restricted Subsidiary thereof), any such lease, instrument, license, contract property rights, agreement or arrangement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code)), provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, prohibition or unenforceability shall no longer exist and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights, agreement or arrangement that does not result in any of the consequences specified in (a), (b) or (c) above; (iii) any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that, upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Collateral; (iv) any property and assets to the extent that such grant of a security interest is prohibited by, or would violate, any applicable law, rule or regulation of any Governmental Authority or requires the consent, approval, license or authorization of any third party (other than the Initial Borrower or any Restricted Subsidiary thereof) to provide such interest unless such consent, approval, license or authorization has been obtained; (v) governmental licenses or state or local franchises, charters and authorizations, to the extent, but only to the extent, that the granting of security interests therein is prohibited or restricted thereby or by any applicable law, rule or regulation of any Governmental Authority or requires a governmental (including regulatory) consent, approval, license or authorization to provide such interest unless such consent, approval, license or authorization has been obtained, and after giving effect to the applicable anti-assignment provisions of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code); provided that immediately upon the ineffectiveness, lapse, termination or waiver of any such prohibition and restriction, the Collateral shall include all such right, title and interest as if such prohibition or restriction had never been in effect; (vi) any assets to the extent a Lien in such assets would result in material adverse tax consequences to the Initial Borrower (or any parent entity thereof) or any Subsidiary thereof as reasonably determined by the Borrower Representative; (vii) motor vehicles, airplanes and other assets subject to certificates of title (to the extent that a Lien therein cannot be perfected by filing a UCC financing statement); (viii) Excluded Capital Stock; (ix) any asset with respect to which the Collateral Agent and Borrower Representative have determined (in their reasonable judgment) that the costs or burden of obtaining, perfecting or maintaining a security interest in such asset exceed the fair market value thereof or the benefit to the Secured Parties afforded thereby; (x) margin stock; (xi) any non-U.S. assets or assets of the Borrowers and Guarantors that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property in any non-U.S. jurisdiction; (xii) all Letter of Credit Rights (whether or not the letter of credit is evidenced by a writing and other than to the extent consisting of a Supporting Obligation that can be perfected by the filing of a UCC financing statement); (xiii) except to the extent a Lien therein can be perfected by the filing of a UCC financing statement otherwise required to be filed hereunder, all Commercial Tort Claims in an amount less than or equal to $2,000,000 (as reasonably determined by the Credit Parties); or (xiv) any Excluded Accounts; provided, further, that notwithstanding anything in this Section 2.2 to the contrary, the foregoing exclusions shall not in any way limit, impair or otherwise affect Collateral Agent’s continuing Liens upon any rights or interests of any Grantor in or to (and the following shall not be Excluded Assets) (A) monies due or to become due to such Grantor in respect of such lease, license, contract, property rights, agreement, Capital Stock or interests, or (B) any and all proceeds from the sale, transfer, assignment, license, lease or other dispositions of such lease, license, contract, property rights, agreement, Capital Stock or interests, in each case to the extent not otherwise constituting Excluded Assets~~.~~; provided, further, that, for the avoidance of doubt, any cash held in Deposit Accounts on behalf of Persons that are not Grantors (including any Residual Financing Entities) shall not constitute property of any Grantor and shall in any event be Excluded Assets.
Notwithstanding anything to the contrary herein, or in any other Credit Document, nothing in this Agreement or in any other Credit Document shall require any Grantor to make any filings or take any other actions (A) with respect to any Collateral located outside of the United States, (B) in any jurisdiction outside of the United States, to create, record or perfect the Collateral Agent’s security interests in any Collateral of any Grantor, (C) to provide the Collateral Agent or any other Secured Party with “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in (other than Permitted Liens), any Deposit Account or Investment Account or (D) to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.
SECTION 3.    SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.
3.1    Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor, including the Guaranteed Obligations of each Grantor that is a Guarantor (the “Secured Obligations”); provided, that, for the avoidance of doubt, “Secured Obligations” shall not include any Excluded Swap Obligations.
3.2    Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations with respect to the Collateral of such Grantor and nothing contained herein is intended to or shall be a delegation of duties to Collateral Agent or any other Secured Party, (ii) each applicable Grantor shall remain liable under each of the contracts and agreements included in and with respect to the Collateral of such Grantor to which it is a party, including any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and neither Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any such agreements, and (iii) the exercise by Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral of such Grantor.
SECTION 4.    REPRESENTATIONS AND WARRANTIES AND COVENANTS.
4.1    Generally.
(a)    Representations and Warranties. Each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party that:

(i)    it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral (except as otherwise permitted by the Credit Agreement);
(ii)    as of the Closing Date, it has indicated on Schedule 4.1(A) (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number, if any, and (z) the jurisdiction where the chief executive office or its sole place of business is located.
(iii)    the full legal name of such Grantor as of the Closing Date is as set forth on Schedule 4.1(A) (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4), and, as of the Closing Date, it has not done in the last five (5) years preceding the Closing Date, and does not (as of the Closing Date) do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B);
(iv)    as of the Closing Date, except as provided on Schedule 4.1(C) (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) or as permitted by the Credit Agreement, it has not changed its legal name, jurisdiction of organization, chief executive office, or type of entity (e.g., corporation, limited liability company, etc.) and it has not merged, consolidated, amalgamated or been party to any similar business combination (however designated) within the last five (5) years preceding the Closing Date;
(v)    [Intentionally Reserved];
(vi)    [Intentionally Reserved];
(vii)    (u) upon the filing of all UCC financing statements naming each Grantor as “debtor” and Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.1(E) hereof as of the Closing Date (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) and other filings delivered by each Grantor, (v) upon sufficient identification of Commercial Tort Claims in excess of $2,000,000, if any (as and to the extent required by the UCC), (x) upon delivery of all Instruments, Chattel Paper and certificated Pledged Equity Interests and Pledged Debt required to be delivered hereunder, (y) [reserved] and (z) to the extent not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks and Copyrights in the United States Patent and Trademark Office and the United States Copyright Office, in each case of the foregoing, to the extent constituting Collateral, the security interests granted to Collateral Agent hereunder constitute valid and perfected First Priority Liens;
(viii)    [Intentionally Reserved];
(ix)    other than the Liens in favor of Collateral Agent, there are no Liens covering all or any part of the Collateral except for (A) Liens for which proper termination statements have been delivered to Collateral Agent for filing, (B) Liens for which a pay-off letter reasonably acceptable to Collateral Agent authorizing the filing of termination statements upon payment of a specified amount has been delivered to Collateral Agent and (C)  Permitted Liens;
(x)    no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (vii) above, (B) requirements of securities laws in connection with the disposition of any Investment Related Property, (C) Collateral Agent shall be subject to the same requirements under any material Contractual Obligation of any Grantor as the applicable Grantor party thereto, (D)  where the failure to obtain any such authorization, approval or other action of any Person (including any Governmental Authority) could not reasonably be expected to have a Material Adverse Effect, and (E) those that have been obtained and delivered to Collateral Agent;
(xi)    [Intentionally Reserved];
(xii)    none of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC); and
(xiii)    it does not own any “as extracted collateral” (as defined in the UCC) or any timber to be cut.
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party that:
(i)    except for the security interest created by this Agreement and the other Collateral Documents, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall use commercially reasonable efforts to defend the Collateral against all Persons (other than Persons holding Permitted Liens, but only to the extent of such Permitted Liens) at any time claiming any interest therein;
(ii)    [Intentionally Reserved];
(iii)    it shall not change such Grantor’s legal name, jurisdiction of organization, legal form (e.g., by merger, consolidation, change in corporate form or otherwise) or chief executive office, except as permitted by Section 6.09 the Credit Agreement and unless it shall have complied with Section 5.01(m) of the Credit Agreement;
(iv)    [Intentionally Reserved];
(v)    [Intentionally Reserved];
(vi)    [Intentionally Reserved]; and
(vii)    it shall not take any action which could reasonably be expected to impair the Collateral Agent’s rights in any material Collateral other than (a) conveyances, sales, leases, sub-leases, exchanges, transfers or other dispositions of assets to the extent permitted by the

Credit Agreement, (b) creation, incurrence, assumption or permitting to exist Permitted Liens in accordance with the Credit Agreement, and (c) as otherwise permitted by the Credit Agreement.
4.2    [Intentionally Reserved]
4.3    Receivables.
(a)    Representations and Warranties. Each Grantor represents and warrants to Collateral Agent and each other Secured Party that:
(i)    [Intentionally Reserved];
(ii)    none of the Account Debtors in respect of any Receivable of such Grantor with a value in excess of $2,000,000 is the government of the United States, any agency or instrumentality thereof or any state or municipality unless Grantors (A) have given Collateral Agent written notice thereof, and (B) upon the occurrence and during the continuation of an Event of Default, shall have executed and delivered any documentation or taken any other action, in each case, reasonably requested by Collateral Agent to comply with the Assignment of Claims Act of 1940, as amended, 31 U.S.C. § 3727, 41 U.S.C. § 15, any applicable rules, regulations and interpretations issued pursuant thereto, and any amendments to any of the foregoing, or any equivalent or similar state, municipal or foreign statute or law. No material Receivable requires the consent of the Account Debtor in respect thereof in connection with the pledge hereunder, except any consent which has been obtained; and
(iii)    no Receivable of such Grantor is evidenced by, or constitutes, an Instrument or Chattel Paper (in each case, with a value in excess of $2,000,000) which has not been delivered to, or otherwise subjected to the control of, Collateral Agent to the extent required by, and in accordance with Section 4.3(c).
(b)    Covenants and Agreements: Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party that:
(i)    it shall use commercially reasonable efforts to keep and maintain at its own cost and expense complete records of the Receivables;
(ii)    upon the occurrence and during the continuation of an Event of Default, upon the written request of Collateral Agent, it shall mark conspicuously, in form and manner reasonably satisfactory to Collateral Agent, all Chattel Paper, Instruments and other evidence of Receivables (other than any such Collateral delivered to Collateral Agent as provided herein), with an appropriate reference to the fact that Collateral Agent has a security interest therein;
(iii)    it shall use commercially reasonable efforts to perform in all material respects all of its obligations with respect to the Receivables;
(iv)    other than in the ordinary course of business, and except as otherwise provided in subsection (v) below, following the occurrence and during the continuation of an Event of Default, unless otherwise instructed by the Collateral Agent in writing, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon; and
(v)    except as otherwise provided in this subsection, each Grantor shall use commercially reasonable efforts to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and exercise each material right it may have in its reasonable discretion under any Receivable, Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor may deem reasonably necessary or advisable. Notwithstanding the foregoing, following the occurrence and during the continuation of an Event of Default, Collateral Agent shall have the right to notify, or require any Grantor to notify, any Account Debtor of Collateral Agent’s security interest in the Receivables and any Supporting Obligation and may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to Collateral Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Collateral Agent; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days (or such longer period as may be agreed to in writing by Collateral Agent in its sole discretion)) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to Collateral Agent if required, in an account designated by Collateral Agent maintained under the sole dominion and control of Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.
(c)    Delivery and Control of Receivables. With respect to any Receivables with a value in excess of $2,000,000 individually that are evidenced by, or constitute, Chattel Paper or Instruments (other than checks received in the ordinary course of business), each Grantor shall, upon the request of Collateral Agent at any time following the occurrence and during the continuation of an Event of Default, cause each originally executed copy thereof to be promptly (and, in any event, within ten (10) days or such longer period as Collateral Agent may agree) delivered to Collateral Agent (or its agent or designee) appropriately indorsed to Collateral Agent or indorsed in blank. With respect to any Receivable with a value in excess of $2,000,000 individually which would constitute “electronic chattel paper” under Article 9 of the UCC, each Grantor shall, upon the request of Collateral Agent at any time following the occurrence and during the continuation of an Event of Default, promptly (and, in any event, within ten (10) days or such longer period as Collateral Agent may agree) take all steps reasonably necessary to give Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC).

4.4    Investment Related Property.
4.4.1    Investment Related Property Generally
(a)    Covenants and Agreements. Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party that:
(i)    in the event it acquires rights in any Investment Related Property with a value in excess of $2,000,000 individually after the date hereof (to the extent such Investment Related Property is required to be pledged to the Collateral Agent pursuant to this Agreement), it shall deliver to Collateral Agent, within ninety (90) days of such Grantor acquiring rights therein (or such longer period as Collateral Agent may agree), a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, each Grantor agrees that the security interest of Collateral Agent shall attach to all Investment Related Property immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to provide notice or deliver a supplement to Schedule 4.4 as required hereby;
(ii)    except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any Securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and Securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall promptly and in any event within thirty (30) Business Days (or such longer period as may be agreed to in writing by Collateral Agent in its sole discretion) take all steps, if any, necessary or that Collateral Agent may reasonably request to ensure the validity, perfection, priority and, if applicable, control of Collateral Agent over such Investment Related Property (including, without limitation, if applicable, delivery thereof to Collateral Agent) to the extent required by clause (i) above and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, Securities or other property in trust for the benefit of Collateral Agent and the same shall (subject to the last sentence of this clause (ii)) be segregated from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing for which Collateral Agent shall have delivered written notice to the Grantors that their rights under this sentence are suspended, Collateral Agent authorizes each Grantor to retain (and not segregate) and utilize all cash dividends, interest and other distributions paid to it for any purpose not prohibited by the Credit Agreement; and
(iii)    each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to Collateral Agent.
(b)    Delivery and Control. Each Grantor agrees that with respect to any Investment Related Property with a value in excess of $2,000,000 individually in which it has rights as of the Closing Date, it shall comply with the provisions of this Section 4.4.1(b) on or before the Closing Date (or such longer period as may be agreed to in writing by Collateral Agent in its sole discretion) and with respect to any Investment Related Property with a value in excess of $2,000,000 individually hereafter acquired or certificated by such Grantor, it shall comply with the provisions of this Section 4.4.1(b) promptly, and in any event within thirty (30) Business Days after a Senior Officer of such Grantor obtains knowledge of such Grantor acquiring rights therein or certificating such Investment Related Property (or such longer period as may be agreed to in writing by Collateral Agent in its sole discretion). With respect to any Investment Related Property that is represented by a certificate or that is an Instrument (other than any Investment Related Property credited to a Securities Account) it shall cause such certificate or Instrument with a value in excess of $2,000,000 individually to be delivered to Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. With respect to any Investment Related Property with a value in excess of $2,000,000 individually that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), each Grantor shall notify Collateral Agent of such Investment Related Property and, upon Collateral Agent’s request, shall use commercially reasonable efforts to cause the issuer of such uncertificated security to either (A) register Collateral Agent as the registered owner thereof on the books and records of the issuer or (B) execute an agreement substantially in the form of Exhibit B hereto (with only such changes as may be approved by Collateral Agent, acting in its reasonable discretion), pursuant to which such issuer agrees to comply with Collateral Agent’s instructions with respect to such uncertificated security without further consent by such Grantor, provided, that if no Event of Default has occurred and is continuing, the Collateral Agent agrees not to provide such instructions with respect to such uncertificated security.
(c)    Voting and Distributions.
(i)    So long as no Event of Default shall have occurred and be continuing and Collateral Agent has not provided notice as provided in Section 4.4.1(c)(ii)(1) below:
(1)    except as otherwise expressly provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not violative of, or prohibited by, the terms of this Agreement or the Credit Agreement;
(2)    Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above; and
(ii)    Upon the occurrence and during the continuation of an Event of Default:
(1)    upon written notice from the Collateral Agent to such Grantor (provided that no such written notice shall be required in the case of an Event of Default under Section 8.01(f), (g) or (i) of the Credit Agreement), all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in

Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and
(2)    in order to permit Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (A) upon request from Collateral Agent to such Grantor, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Collateral Agent all proxies, dividend payment orders and other instruments as Collateral Agent may from time to time reasonably request and (B) each Grantor acknowledges that Collateral Agent may utilize the power of attorney set forth in Section 6.1.
4.4.2    Pledged Equity Interests
(a)    Representations and Warranties. Each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party that:
(i)    as of the Closing Date, Schedule 4.4(A) (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4 and as delivered on each date such Schedule is updated in accordance with the Credit Agreement) sets forth under the headings “Pledged Stock,” “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and whether such Pledged Equity Interests are certificated (and if certificated, the certificate number thereof) and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule as of such date;
(ii)    as of the Closing Date, except as set forth on Schedule 4.4(B), it has not acquired all or substantially all of the Capital Stock or Securities of another entity or all or substantially all the assets of another entity, or merged with another entity, within the last five (5) years preceding the Closing Date;
(iii)    it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests except as otherwise permitted under the Credit Agreement;
(iv)    without limiting the generality of any of the foregoing, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is reasonably necessary in connection with the creation, perfection or First Priority status of the security interest of

Collateral Agent in any Pledged Equity Interests constituting Collateral or the exercise by Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof, except for consents that have been obtained or are not required to be obtained under the Credit Agreement; and
(v)    none of the Pledged LLC Interests nor Pledged Partnership Interests are or represent interests in issuers that: (a) are registered as investment companies, (b) are dealt in or traded on securities exchanges or markets or (c) have opted to be treated as securities under the uniform commercial code of any jurisdiction (unless with respect to this clause (c), Section 4.4.1(b) is satisfied).
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party that:
(i)    without the prior written consent of Collateral Agent, it shall not, unless permitted under the Credit Agreement, vote to enable or take any other action to: (a) subject to Section 4.1(b)(iii), amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other Organizational Documents in any way that adversely affects the validity, perfection or priority of Collateral Agent’s security interest, or (b) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC unless Section 4.4.1(b) is satisfied;
(ii)    it shall comply in all material respects with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce in all material respects all of its rights with respect to any Investment Related Property, in each case, unless the failure to so comply or so enforce would not be materially adverse to Collateral Agent or Lenders;
(iii)    [intentionally reserved]; and
(iv)    such Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property owned by such other Grantor to Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest of such Grantor that is an Issuer to Collateral Agent or its nominee upon the occurrence and during the continuation of an Event of Default and to the substitution of Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto, in each case in accordance with the terms of this Agreement and to the extent permitted by applicable law and under the applicable Organizational Documents of the issuer.
4.4.3    Pledged Debt
(a)    Representations and Warranties. Each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party that, as of the Closing Date, Schedule 4.4 (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) sets forth under the heading “Pledged Debt” all of the Pledged Debt with a value in excess of $2,000,000 individually owned by any Grantor and, to the knowledge of such Grantor, all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof (except to the extent that enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other laws relating to creditors’ rights generally and (ii) general principles of equity, whether considered in an action at law or in equity); and
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party that it shall promptly notify Collateral Agent of any default under any Pledged Debt that has caused a Material Adverse Effect.
4.4.4    Investment Accounts; Deposit Accounts
(a)    Representations and Warranties. Each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party that:
(i)    as of the Closing Date, Schedule 4.4 hereto (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than Collateral Agent pursuant hereto) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in (other than Permitted Liens), any such Securities Account or Commodity Account or securities or other property credited thereto; and
(ii)    as of the Closing Date, Schedule 4.4 hereto (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest, other than Excluded Accounts. Each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than Collateral Agent pursuant hereto and the bank or other depository institution at which such Deposit Account is maintained or with respect to Permitted Liens) having either sole dominion and control (within the meaning of common law) or “control” (within the meanings of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein.
(b)    Covenant and Agreement. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. In addition, Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations. If no Event of Default has occurred and is continuing, the Collateral Agent agrees not to (A) provide any entitlement order or other direction respecting the disposition of funds with respect to any Deposit Account, or (B) notify any Issuer that a Grantor is not entitled to vote the Pledged Equity Interests or receive interest and cash dividends paid on the Pledged Equity Interests.

4.5    [Intentionally Reserved].
4.6    Letter of Credit Rights.
(a)    Representations and Warranties. Each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party that:
(i)    as of the Closing Date, all letters of credit to which such Grantor has rights as beneficiary in a stated amount of more than $5,000,000 are listed on Schedule 4.6 (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) hereto.
(b)    [Intentionally Reserved.]
(c)    Upon the occurrence and during the continuance of an Event of Default, each Grantor will, promptly upon request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each letter of credit to which such Grantor has rights as beneficiary that the proceeds thereof have been collaterally assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit.
4.7    Intellectual Property.
(a)    Representations and Warranties. Except as disclosed in Schedule 4.7(H) (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4), each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party that:
(i)    Schedule 4.7 (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) sets forth, as of the Closing Date or any date of delivery of a Pledge Supplement pursuant to Section 4.7(b)(vii) or Section 5.4, a true and complete list of (i) all United States state and federal registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor, and (ii) all express and written Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses material to the business of the Grantors;
(ii)    it is the true, lawful and exclusive owner of all Intellectual Property (other than licensed Intellectual Property) on Schedule 4.7 as of the Closing Date (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) that such Grantor uses in connection with its business, and owns, is licensed to use or otherwise has the valid right to use all Intellectual Property that such Grantor uses in connection with its business, free and clear of all Liens and licenses, except for (x) Permitted Liens, (y) the licenses set forth on Schedule 4.7(B), (D), (F) and (G) as of the Closing Date (as each such Schedule may be amended or supplemented from time to time in accordance with Section 5.4), and (z) sales and dispositions permitted by Section 6.09 of the Credit Agreement;
(iii)    all Intellectual Property used in the conduct the business of the Grantors (A) is valid and subsisting and, to the knowledge of such Grantor, enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and (B) has not been adjudged invalid or unenforceable, in whole or in part, except, in each case, as could not reasonably be expected to have a Material Adverse Effect;
(iv)    no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor’s right to register, or such Grantor’s rights to own or use, any Intellectual Property material to the business of such Grantor and no such action or proceeding is pending or, to such Grantor’s knowledge, threatened in writing, except in each case to the extent that the loss of such Intellectual Property could not reasonably be expected to have a Material Adverse Effect;
(v)    all registrations and applications for Copyrights, Patents and Trademarks owned by any Grantor are, to the knowledge of a Senior Officer of such Grantor, standing in the name of such Grantor, and no Trademarks, Patents, Copyrights or Trade Secrets of any Grantor have been exclusively licensed by any Grantor to any Affiliate or third party, except as disclosed in Schedule 4.7(B), (D), (F), or (G) as of the Closing Date (as each may be amended or supplemented from time to time);
(vi)    such Grantor has been using commercially reasonable efforts to use appropriate statutory notices of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of issued Patents, and appropriate notice of Copyright in connection with the publication of registered Copyrights, in each case, to the extent that the same is material to the business of such Grantor;
(vii)    [Intentionally Reserved];
(viii)     (x) the conduct of such Grantor’s business does not infringe upon any Trademark, Patent, Copyright, Trade Secret or similar intellectual property right owned or controlled by a third party in any material respect and (y) no claim has been made that the use of any Intellectual Property owned or used by any Grantor (or any of its respective licensees) violates the asserted rights of any third party except in each case of clauses (x) and (y), as could not reasonably be expected to have a Material Adverse Effect;
(ix)    no third party is infringing upon or otherwise violating any rights in any Material Intellectual Property owned or used by such Grantor, or any of its respective material licensees in any respect except as could not reasonably be expected to have a Material Adverse Effect; and
(x)    no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Grantor or to which Grantor is bound that adversely affect Grantor’s rights to own or use any Material Intellectual Property except as could not reasonably be expected to have a Material Adverse Effect.

(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party as follows:
(i)    it shall not do any act or omit to do any act whereby any of the Intellectual Property which is material to the business of such Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would materially adversely affect the validity, grant, or enforceability of the security interest granted herein (except for such Intellectual Property with respect to which such Grantor has determined in the exercise of its commercially reasonable judgment to permit to lapse, to become abandoned, to be dedicated to the public or to be unenforceable);
(ii)    it shall not, with respect to any Trademarks which are material to the business of any Grantor, cease the use of any of such Trademarks (except for such Trademarks with respect to which such Grantor has determined in the exercise of its commercially reasonable judgment that it shall not use) or fail to use commercially reasonable efforts to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent in all material respects with the quality of such products and services as of the date hereof, and each Grantor shall take commercially reasonable steps to insure that licensees of such Trademarks use such consistent standards of quality;
(iii)    [Intentionally Reserved.]
(iv)    it shall promptly notify Collateral Agent if any Senior Officer of such Grantor knows that any item of the Intellectual Property owned by such Grantor that is material to the business of any Grantors may become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any court (except, in each case of clauses (a), (b) and (c) above, for such Intellectual Property with respect to which such Grantor has determined in the exercise of its commercially reasonable judgment to permit to become abandoned, to be dedicated to the public or to be invalid or unenforceable or to be subject to any such adverse determination or development);
(v)    it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office or any state registry to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by such Grantor and material to its business which is now or shall become included in the Intellectual Property of such Grantor (except for such Trademarks, Patents, and Copyrights with respect to which such Grantor has determined in the exercise of its commercially reasonable judgment that it shall not seek registration or maintain) including, but not limited to, those items on Schedule 4.7(A), (C) and (E) (as each may be amended or supplemented from time to time);
(vi)    in the event that any Intellectual Property owned by or exclusively licensed to any Grantor which is material such Grantor’s business is infringed, misappropriated, or diluted by a third party and such Grantor becomes aware of such infringement or misappropriation, such Grantor shall promptly take all actions it determines are necessary or appropriate, in the exercise of its reasonable business judgment, to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;
(vii)    it shall, substantially concurrently with the delivery of financial statements required to be delivered pursuant to Section 5.01(b) and Section 5.01(c) of the Credit Agreement, report to Collateral Agent (i) the filing of any application to register any Intellectual Property owned by such Grantor with the United States Patent and Trademark Office, the United States Copyright Office or any state registry (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof), (ii) the registration of any such Intellectual Property by any such office, and (iii) the acquisition of Intellectual Property by purchase or assignment that is the subject of a registration or a pending application or assignment, and promptly thereafter execute and deliver to Collateral Agent a completed Pledge Supplement and executed notice of security interest in such Intellectual Property for filing with the United States Patent and Trademark Office or United States Copyright Office, as applicable, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto;
(viii)    [Intentionally Reserved];
(ix)    [Intentionally Reserved];
(x)    it shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could reasonably be expected to materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Material Intellectual Property acquired under such contracts (other than off-the-shelf software and software subject to shrink-wrap, click-wrap and other generally commercially available licenses);
(xi)    it shall take commercially reasonable actions to protect the secrecy of all Trade Secrets of any Grantor; and
(xii)    it shall take commercially reasonable actions to use proper statutory notice in connection with its use of any of the Intellectual Property that is material to the Grantors business.
4.8    Commercial Tort Claims.
(a)    Representations and Warranties. Each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party that Schedule 4.8 (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) sets forth, as of the Closing Date, each Commercial Tort Claim (i) with a value in excess of $2,000,000 individually with respect to such Grantor and (ii) with respect to which such Grantor has commenced a legal action; and
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party that with respect to any Commercial Tort Claim hereafter arising with a value in excess of $2,000,000 individually with respect to such Grantor, it shall, within ninety (90) days after the commencement of any action that gives rise to such Commercial Tort Claim (or such longer period as Collateral Agent may agree), deliver to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.
SECTION 5.    ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.
5.1    [Intentionally Reserved].
5.2    Further Assurances.
(a)    Each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby (but subject to the limitations set forth in this Agreement) or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:
(i)    file or authorize the filing of such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby (but subject to the limitations set forth in this Agreement);
(ii)    take all actions reasonably necessary to ensure the recordation of appropriate evidence of the Liens and security interests granted hereunder in any owned Intellectual Property constituting Collateral which is registered or for which an application for registration is pending with the United States Patent and Trademark Office, the United States Copyright Office and the various Secretaries of State (it being agreed that no filings with the various Secretaries of State registries are required hereunder);
(iii)    at any reasonable time, upon request by Collateral Agent following the occurrence and during the continuance of an Event of Default, assemble the Collateral and allow inspection of the Collateral by Collateral Agent, or Persons designated by Collateral Agent, to the extent applicable, in the manner provided under the Credit Agreement; and
(iv)    at Collateral Agent’s reasonable request, appear in and defend any action or proceeding that would reasonably be expected to affect such Grantor’s title (unless such Grantor determines, in its reasonable business judgment, that such title is no longer necessary or beneficial to the conduct of the business) or would reasonably be expected to have a material adverse effect on Collateral Agent’s security interest in all or any part of the Collateral, except for Permitted Liens (in each case, subject to the limitations set forth in this Agreement and except as otherwise permitted by the Credit Agreement).

(b)    Each Grantor hereby authorizes Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as Collateral Agent may determine, in its sole discretion, are reasonably necessary or advisable to perfect the security interest granted to Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Collateral Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired” or “all personal property, whether now owned or hereafter acquired” (or words of similar effect). Each Grantor shall furnish to Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Collateral Agent may reasonably request, all in reasonable detail.
(c)    Each Grantor shall, and hereby authorizes Collateral Agent to, amend Schedule 4.7 (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.4) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof, in each case, to the extent required to be pledged hereunder, or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.
5.3    Additional Grantors. From time to time subsequent to the date hereof, in accordance with the Credit Agreement, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement, in each case, without the consent of any other Grantor. Upon execution and delivery of any such Counterpart Agreement to Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of any Grantor to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder. Each reference in this Agreement and the other Credit Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Credit Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and the supplemental schedules attached to each Counterpart Agreement shall be incorporated into and become a part of and supplement the corresponding Schedules hereto, and the Collateral Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Counterpart Agreement.
5.4    Schedules. From time to time as may be reasonably requested by Collateral Agent (which such request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Grantors’ election or as required by this Agreement, the Grantors shall supplement any Schedule hereto with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such

Schedule or representation which has been rendered inaccurate thereby by delivering Collateral Agent either (x) a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all supplements to Schedules thereto (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein), whereupon such Schedule shall be deemed to be supplemented or (y) supplemental information in writing permitted or required to be provided under the Credit Agreement, which shall be deemed to supplement any reasonably related Schedule; provided, that (a) no such supplement to any such Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Requisite Lenders in writing or otherwise permitted under the Credit Agreement, (b)  each Grantor agrees that the security interest of Collateral Agent shall attach to all Collateral immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a Pledge Supplement as provided herein and (c) with respect to any such supplement to any such Schedule or representation, references in this Agreement to the “Closing Date” or “as of the date hereof” or words of similar import shall be deemed to be a reference to the date such supplement is delivered.
SECTION 6.    COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.
6.1    Power of Attorney. Each Grantor hereby irrevocably appoints Collateral Agent (such appointment being coupled with an interest and terminable only upon the Payment in Full of the Secured Obligations) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Collateral Agent or otherwise, from time to time in Collateral Agent’s discretion to take any action and to execute any instrument that Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:
(a)    upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to Collateral Agent pursuant to the Credit Agreement;
(b)    upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
(c)    upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;
(d)    upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Collateral Agent with respect to any of the Collateral;
(e)    to prepare and file any UCC financing and continuation statements, and amendments thereto, against such Grantor as debtor with respect to the Collateral;
(f)    (i) upon the occurrence and during the continuance of any Event of Default, to declare the entire right, title and interest of such Grantor in and to the Intellectual Property owned by such Grantor, vested in the Collateral Agent for the benefit of the Secured Parties, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Parties, and the Collateral Agent shall be entitled to (i) exercise the power of attorney referred to in this Section to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Intellectual Property owned by such Grantor; (iii) take and use or sell the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks or domain names have been used; and (iv) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Intellectual Property owned by such Grantor in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Intellectual Property owned by such Grantor, including any registrations and pending applications in the United States Copyright Office, United States Patent and Trademark Office or applicable Domain Name registrar, to the Collateral Agent;
(g)    upon the occurrence and during the continuance of any Event of Default, to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral;
(h)    upon the occurrence and during the continuance of any Event of Default, to prepare, file and sign any Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor;
(i)    upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes to the extent required to be paid under the Credit Agreement or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined in good faith by Collateral Agent in its sole discretion, any such payments made by Collateral Agent to become obligations of such Grantor to Collateral Agent, due and payable immediately without demand; and
(j)    upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and to do, at Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
Anything in this Section 6.1 to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1 (except as permitted under Section 6.1(e)) unless an Event of Default shall have occurred and be continuing.
6.2    No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon Collateral Agent or any other Secured Party to exercise any such powers. Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees, counsel, agents or attorneys-in-fact, in each case, shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.
6.3    PROXY. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE COLLATERAL AGENT (SUCH APPOINTMENT BEING TERMINABLE UPON THE PAYMENT IN FULL OF THE SECURED OBLIGATIONS) AS ITS PROXY AND ATTORNEY-IN-FACT (ONLY UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AS SET FORTH IN THIS SECTION 6.3) WITH RESPECT TO THE COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH COLLATERAL, THE APPOINTMENT OF THE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, PARTNERS OR MEMBERS, AS THE CASE MAY BE, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH COLLATERAL OR ANY OFFICER OR AGENT THEREOF), IN EACH CASE, ONLY UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.
6.3.1    NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS SECTION IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL PAYMENT IN FULL OF THE SECURED OBLIGATIONS. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE COLLATERAL AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE DECISION; PROVIDED THAT , IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES; PROVIDED FURTHER THAT THE FOREGOING EXCEPTION SHALL NOT BE CONSTRUED TO OBLIGATE THE COLLATERAL AGENT TO TAKE OR REFRAIN FROM TAKING ANY ACTION WITH RESPECT TO THE COLLATERAL
SECTION 7.    REMEDIES.
7.1    Generally.
(a)    If any Event of Default shall have occurred and be continuing, Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:
(i)    require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of Collateral Agent forthwith, assemble all or part of the Collateral as directed by Collateral Agent and make it available to Collateral Agent at a place to be designated by Collateral Agent that is reasonably convenient to the parties hereto;
(ii)    enter onto the property where any Collateral is located and take possession thereof with or without judicial process;
(iii)    prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Collateral Agent deems appropriate;
(iv)    without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis), grant an option or options to purchase or otherwise dispose of, deliver, or otherwise realize upon, the Collateral or any part thereof in one or more parcels at public or private sale (which sales may take place at such Grantor’s premises, at any of the Collateral Agent’s offices or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, at such time or times and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable; and
(v)    exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the collaterally assigned agreements, the receivables, the related contracts, the Accounts and the other Collateral and (B) exercise all other rights and remedies with respect to the collaterally assigned agreements, the receivables, the related contracts, the Accounts and the other Collateral, including, those set forth in Section 9-607 of the UCC.
(b)    Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent that the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any purchaser of the Collateral, any valuation, stay (other than an automatic stay under any applicable Debtor Relief Law), appraisal, extension, moratorium, redemption or similar law and any and all rights or defenses it may have as a surety now or hereafter existing (other than Payment in Full of the Secured Obligations) which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Except as otherwise specifically provided herein or any other Credit Document, each Grantor hereby waives any requirements as to presentment, demand, protest, any notice (to the maximum extent permitted by applicable law) of any kind or all other requirements as to the time, place and terms of sale in connection with this Agreement or any Collateral. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the reasonable fees of any attorneys employed by Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to Collateral Agent, that Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of Collateral Agent hereunder.
(c)    Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. Collateral Agent may specifically disclaim or modify any warranties of title or the like. The foregoing shall not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
(d)    Notwithstanding the foregoing, the Collateral Agent shall not be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal any of the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.
7.2    Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by Collateral Agent against the Secured Obligations as provided in the Credit Agreement.

7.3    Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantors will be credited only with payments actually made by the purchaser thereof and received by Collateral Agent and applied to indebtedness of the purchaser thereof. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantors shall be credited with proceeds of the sale.
7.4    Intellectual Property.
Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, solely for the purpose of enabling Collateral Agent to exercise rights and remedies under this Section 7 upon the occurrence and during the continuance of an Event of Default and at such time as Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to Collateral Agent, to the extent it has the right to do so, an irrevocable (until the Termination Date), nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.
7.5    Investment Related Property.
Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon receiving a written request, each Grantor shall and shall use its best efforts to cause each issuer of any Pledged Equity Interests to be sold hereunder from time to time to furnish to Collateral Agent all such information as Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
The Collateral Agent is authorized, in connection with any sale of the Investment Related Property pursuant to this Section, to deliver or otherwise disclose to any prospective purchaser of the Investment Related Property any information in its possession relating to such Investment Related Property (it being agreed and understood that such prospective purchasers shall be bound by confidentiality obligations substantially similar to those confidentiality provisions set forth in the Credit Agreement)
7.6    Intellectual Property. Solely for the purpose of enabling Collateral Agent to exercise rights and remedies under this Section 7 upon the occurrence and during the continuance of an Event of Default and at such time as Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to Collateral Agent, to the extent it has the right to do so, an irrevocable (until the Termination Date), nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.
7.7    Cash Proceeds. Subject to the rights of Collateral Agent specified in Section 4.3 with respect to payments of Receivables, except as otherwise set forth in the Credit Agreement, if an Event of Default has occurred and is continuing, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other non-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for Collateral Agent, segregated from other funds of such Grantor and, upon notice from the Collateral Agent, shall promptly be turned over to Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to Collateral Agent, if required) and held by Collateral Agent in an account designated by the Collateral Agent for such purpose. Except as set forth in the Credit Agreement, upon the occurrence and during the continuation of an Event of Default, any Cash Proceeds received by Collateral Agent (whether from a Grantor or otherwise) shall be applied as set forth in the Credit Agreement.
SECTION 8.    AGENT.
Collateral Agent has been appointed to act as “Collateral Agent” hereunder by Lenders pursuant to the Credit Agreement and, by their acceptance of the benefits hereof, the other Secured Parties. Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the other Credit Documents. In furtherance of the foregoing provisions of this section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms of this section. Collateral Agent may resign at any time in accordance with the Credit Agreement. In the event of any such resignation, Requisite Lenders and Borrowers shall have the right to appoint a successor Collateral Agent in accordance with the Credit Agreement. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent hereunder.

SECTION 9.    CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.
(a)    This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and its successors, transferees and permitted assigns. Upon the Termination Date, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors.
(b)    The security interest in and Lien in favor of the Collateral Agent in any Collateral shall automatically terminate (i) to the extent such property is the subject of a sale or other disposition of assets permitted by the Credit Agreement, (ii) as to property with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.05 of the Credit Agreement) have otherwise consented, approved, authorized or ratified in writing, (iii) to the extent such property is owned by a Subsidiary Guarantor that is released from its obligations pursuant to Section 7.12 of the Credit Agreement, (iv) upon such property constituting Excluded Assets or (v) as otherwise provided in Section 9.08 of the Credit Agreement.
(c)    Upon any such termination or release pursuant to clauses (a) and (b) above, Collateral Agent shall, at the sole expense of Grantors, (i) authorize Grantors to file any UCC-3 termination statements, and (ii) execute and deliver any releases and other appropriate documentation (including, without limitation, lien releases, mortgage releases, discharges of security interests, reassignments of Intellectual Property, terminations of deposit account control agreements and other similar discharge or release documents), all in form and substance reasonably satisfactory to Collateral Agent, that are reasonably requested by Grantors, in the case of each of clause (i) and (ii), to effectuate and evidence such termination and release above and without recourse to Collateral Agent and without representation, warranty or other assurance of any kind.
SECTION 10.    STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.
The powers conferred on Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property. Neither Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If an Event of Default shall have occurred and is continuing and any Grantor fails to perform any agreement contained herein, Collateral Agent may (to the extent permitted hereunder) itself perform, or cause performance of, such agreement, and the expenses of Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.02 of the Credit Agreement.

SECTION 11.    REINSTATEMENT.
This Agreement shall remain in full force and effect and continue to be effective should (a) any petition be filed by or against any Grantor for liquidation or reorganization, (b) any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors, or (c) a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise to the extent of the amount so rescinded, reduced, restored or returned, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
SECTION 12.    INDEMNITY AND EXPENSES.
(a)    Each Grantor jointly and severally agrees to defend, protect, indemnify and hold harmless each Secured Party and each other Indemnitee in accordance with Section 10.03 of the Credit Agreement, which is incorporated herein by reference, mutatis mutandis.
(b)    Each Grantor jointly and severally agrees to pay to the Agents costs and expenses in accordance with Section 10.02 of the Credit Agreement, which is incorporated herein by reference, mutatis mutandis.
SECTION 13.    MISCELLANEOUS.
Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.01 of the Credit Agreement. No failure or delay on the part of Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of Collateral Agent and Grantors and their respective successors and permitted assigns. No Grantor shall, without the prior written consent of Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement, the other Credit Documents and any other documents delivered in connection with the foregoing embody the entire agreement and understanding between Grantors and Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents and any other documents delivered in connection therewith may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties with respect to the matters covered herein. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as a manually executed counterpart of this Agreement. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act provided that notwithstanding anything contained herein to the contrary, the Collateral Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Collateral Agent pursuant to procedures approved by it. Subject to Sections 5.3 and 5.4, no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and, with respect to any amendment, such Grantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Sections 1.02 and Sections 1.04 through 1.10 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.
Without limiting any provision of the Credit Agreement or herein, all covenants, agreements, indemnities, representations and warranties made by the Grantors in this Agreement shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such Lender or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until the termination of this Agreement pursuant to its terms, or, with respect to any individual Grantor, until such Grantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.
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